UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 1, 2010
SPHERION CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-11997	36-3536544

(Commission File Number)	(IRS Employer Identification No.)

2050 Spectrum Boulevard
Fort Lauderdale, Florida	33309

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 308-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.
On February 1, 2010, Spherion Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with TS Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), Tatum, LLC, a Delaware limited liability company (“Tatum”), and, solely with respect to certain sections of the Agreement, J. Robert Hipps. Tatum is a leading executive services firm focused on the office of the chief financial officer.
Pursuant to the Agreement, Merger Sub merged with and into Tatum, with Tatum being the surviving entity (the “Merger”). The outstanding equity interests of Tatum were converted into the right to receive certain cash amounts and shares of common stock of the Company. The total consideration for the transaction was approximately $46 million, comprised of approximately $11 million in shares of common stock of the Company and the remainder in cash and assumed liabilities. The Company held back a certain amount of cash and shares of common stock that may be issued in the future to adjust the merger consideration based upon final working capital and for indemnification purposes as provided for in the Agreement.
Pursuant to the Agreement, on February 1, 2010, the Company issued 1,144,985 shares of common stock of the Company. The Company is relying on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the shares of common stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the holders of the shares of common stock as “accredited investors” as defined in Regulation D under the Securities Act.
A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
99.1	Press Release, dated February 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERION CORPORATION
Date: February 3, 2010	By:	/s/ Mark W. Smith
Mark W. Smith
Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 1, 2010.

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